Exhibit 99.4
Updated Business Disclosure
On March 29, 2024, Ellington Residential Mortgage REIT (the "Company") revoked its election to be taxed as a real estate investment trust for U.S. federal income tax purposes (“REIT”), with an effective date of January 1, 2024. In light of such revocation, the Company is providing updated instructions on the reading of certain disclosures previously presented in "Part I—Item 1. Business" of its Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission on March 12, 2024 (the "Form 10-K"). Unless the context requires otherwise, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Form 10-K.
Our Company
The disclosure under the heading "Our Company" shall be read to replace the first sentence with the following:
Ellington Residential Mortgage REIT (the “Company”) is a Maryland real estate investment trust formed in August 2012 that has historically specialized in acquiring, investing in, and managing residential mortgage- and real estate-related assets. As of April 1, 2024, the Company will be primarily focused on acquiring and investing in corporate collateralized loan obligations ("CLOs"), with an emphasis on mezzanine debt and equity tranches purchased in the secondary market. In connection with the transition of its investment strategy, the Company has decided to revoke its election to be taxed as a real estate investment trust for U.S. federal income tax purposes, effective for the 2024 tax year. The Company also intends, later this year, to convert to a closed end fund to be treated as a regulated investment company (a “RIC”), pursuant to the Investment Company Act (the “RIC Conversion”). The RIC Conversion will be subject to certain conditions, including obtaining shareholder approval of certain matters related to the RIC Conversion.
Until it completes the RIC Conversion, the Company will operate as a taxable C Corporation. As a C Corporation, the Company will generally be subject to U.S. federal and state income taxes on its taxable income. The Company plans to utilize its existing net operating loss carryforwards (“NOLs”) to offset the majority of any U.S. federal taxable liability, and a portion of any state income tax liability, incurred on future taxable income it may generate while operating as a taxable C Corporation.
The Company intends to reallocate capital from its Agency MBS to CLOs while it operates as a taxable C Corporation. During this period, the Company intends to maintain a core portfolio of Agency MBS pools to maintain the Company’s exclusion from registration under the Investment Company Act. Shortly before the RIC Conversion would become effective, the Company would intend to sell its remaining liquid Agency MBS pools and reduce its leverage in order to comply with leverage limitations applicable to RICs under the Investment Company Act.
Our Strategy
With respect to the disclosure under the heading "Our Strategy", the second bullet (which begins with "constructing and actively managing a hybrid investment portfolio consisting primarily of Agency RMBS...") shall be replaced in its entirety with the following bullet:
•“subject to maintaining our exclusion from registration under the Investment Company Act prior to the RIC Conversion becoming effective, reallocating capital from our liquid Agency MBS pools to CLOs;”.
Furthermore, this revised second bullet shall be read after the third bullet (which begins with "acquiring and managing a portfolio of corporate CLOs...").
Our Targeted Assets
With respect to the disclosure under the heading "Our Targeted Assets," the third row ("CLOs") of the table listing our targeted assets shall be read prior to the first and second rows of such table ("Agency RMBS" and "Non-Agency RMBS," respectively). Similarly, the descriptions of each targeted asset class presented below the table listing our targeted assets shall be read in the same revised order of priority.
Risk Management
With respect to the disclosure under the heading "Risk Management", the disclosure with the heading "Credit Risk Hedging" shall be read prior to the disclosure with the heading "Interest Rate Hedging."
Operating and Regulatory Structure--Tax Requirements
The disclosure under the heading "Operating and Regulatory Structure—Tax Requirements" shall be replaced in its entirety with the following:
We have revoked our election to be treated as REIT effective as of January 1, 2024. Beginning January 1, 2024, we will be subject to tax as a C corporation at regular corporate rates on our taxable income. Pending completion of the RIC Conversion, we plan to use our existing net operating loss carryforwards to offset the majority of our U.S. federal taxable income during 2024. The revocation of our REIT election is not a taxable event for our shareholders.
General
As discussed above, the Company has revoked its election to be taxed as a real estate investment trust for U.S. federal income tax purposes, effective for the 2024 tax year. Accordingly, disclosure throughout the Form 10-K regarding the Company’s election to be taxed as a REIT and maintaining compliance with the requirements to qualify as a REIT is hereby removed in its entirety with respect to all periods on or after January 1, 2024.